EXHIBIT 99.1

KIRBY CORPORATION	Contact: Steve Holcomb
713-435-1135

FOR IMMEDIATE RELEASE

KIRBY CORPORATION SIGNS AGREEMENT TO ACQUIRE PENN MARITIME

Houston, Texas (November 27, 2012) – Kirby Corporation (“Kirby”) (NYSE:  KEX) announced today that it has entered into an agreement to acquire Penn Maritime Inc. and Maritime Investments LLC (collectively, “Penn” or “Penn Maritime”), an operator of tank barges and tugboats participating in the coastal transportation of primarily black oil products in the United States.  The total value of the transaction is approximately $295 million (before post-closing adjustments and transaction fees) and will consist of cash, Kirby common stock and the retirement of Penn’s debt.

The transaction will be financed through a combination of borrowing under Kirby’s revolving credit facility, issuance of new unsecured fixed rate senior notes, and the issuance of Kirby common stock.  The closing of the transaction is expected to occur in mid-to-late December 2012, subject to certain conditions.

Under the terms of the agreement, the total value of the transaction is approximately $295 million (before post-closing adjustments and transaction fees), consisting of $180 million for all of the voting and nonvoting equity interests in Penn Maritime Inc. and Maritime Investments LLC and approximately $115 million for the retirement of Penn’s debt.  The $180 million consideration paid to Penn equity holders will include a combination of cash of approximately $152 million and 500,000 shares of Kirby common stock.

The new unsecured fixed rate senior notes are scheduled to close in mid-December and provide for $500 million in fixed rate debt with $150 million at a 7-year maturity and $350 million at a 10-year maturity.  The pricing, inclusive of the amortization of up-front fees, is 2.79% for the 7-year and 3.34% for the 10-year maturities.  Kirby anticipates drawing up to $300 million for the closing of Penn prior to year end, with the balance drawn in February 2013 to replace the $200 million of senior notes due February 27, 2013.

Penn operates a fleet of 18 heated, double-hulled tank barges, with a capacity of 1.9 million barrels, and 16 tugboats along the East Coast and Gulf Coast of the United States.  Penn’s tank barge fleet has an average age of approximately 13 years with a product mix that consists primarily of refinery feedstocks, asphalt and crude oil.  Penn’s customers include major oil companies and refiners, nearly all of whom are current Kirby customers for inland tank barge services.

55 Waugh Drive	Suite 1000	P. O. Box 1745	Houston, Texas 77251	713/435-1000	Fax 713/435-1010

Joe Pyne, Kirby’s Chairman and Chief Executive Officer, commented, “We are pleased to announce our agreement with Penn Maritime.  Penn is a well-respected U.S. Jones Act coastal tank barge operator with a well-maintained fleet, and earns the majority of its revenue from term contracts with blue chip domestic and international oil and refining customers.  Penn’s fleet will extend our coastal product capabilities, particularly transporting asphalt, which we expect to benefit from the need to repair and upgrade aging highway infrastructure throughout the United States.  Penn also has vessels operating in the Gulf Coast crude oil trade which is benefitting from the production and transport of shale-based crude, particularly out of the Eagle Ford shale formation.”

Mr. Pyne further commented, “We expect this transaction to close in mid-to-late December of this year.  In connection with the acquisition, we expect to incur some one-time transaction fees that will impact our earnings per share in the fourth quarter of 2012.   For 2013, we expect Penn to be accretive to our earnings per share, inclusive of added interest costs and dilution from stock issuance, in the range of $0.12 to $0.18.  The accretion range is dependent upon integration, synergies, purchase price allocation and market conditions.”

Kirby has scheduled a conference call for 7:30 a.m. central time on Wednesday, November 28, 2012, to discuss the Penn Maritime acquisition, as well as the outlook for the fourth quarter.  The conference call number is 800-446-2782 for domestic callers and 847-413-3235 for international callers.  The leader’s name is Steve Holcomb.  The confirmation number is 33839230.  An audio playback will be available at 10:00 a.m. central time on Wednesday, November 28, through 11:59 p.m. central time on Friday, December 28, 2012, by dialing 888-843-7419 for domestic and 630-652-3042 for international callers.  Kirby’s webcast and playback of the conference call will be accessible on its website at http://www.kirbycorp.com.

Kirby Corporation, based in Houston, Texas, is the nation’s largest domestic tank barge operator, transporting bulk liquid products throughout the Mississippi River System, the Gulf Intracoastal Waterway, coastwise along all three United States coasts and in Alaska and Hawaii.  Kirby transports petrochemicals, black oil products, refined petroleum products and agricultural chemicals by tank barge.  Through the diesel engine services segment, Kirby provides after-market service for medium-speed and high-speed diesel engines and reduction gears used in marine and power generation applications.  Kirby also distributes and services high-speed diesel engines, transmissions, pumps, compression products and manufactures and remanufactures oilfield service equipment, including pressure pumping units, for land-based pressure pumping and oilfield service markets.

Statements contained in this press release with respect to the future are forward-looking statements.  These statements reflect management’s reasonable judgment with respect to future events.  Forward-looking statements involve risks and uncertainties.  Actual results could differ materially from those anticipated as a result of various factors, including cyclical or other downturns in demand, significant pricing competition, unanticipated additions to industry capacity, changes in the Jones Act or in U.S.  maritime policy and practice, fuel costs, interest rates, weather conditions, and timing, magnitude and number of acquisitions made by Kirby.  Forward-looking statements are based on currently available information and Kirby assumes no obligation to update any such statements.  A list of additional risk factors can be found in Kirby’s annual report on Form 10-K for the year ended December 31, 2011, filed with the Securities and Exchange Commission.